As filed with the Securities and Exchange Commission on March 24, 1995
                                                             Registration No.33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 ____________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               _________________
                           RHONE-POULENC RORER INC.
            (Exact name of registrant as specified in its charter)

        PENNSYLVANIA                                             23-1699163
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

                                500 ARCOLA ROAD
                     COLLEGEVILLE, PENNSYLVANIA 19426-0107
                                (610) 454-8000
    (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                              RICHARD T. COLLIER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           RHONE-POULENC RORER INC.
                                500 ARCOLA ROAD
                     COLLEGEVILLE, PENNSYLVANIA 19426-0107
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copy of all communications to:
                               James W. Jennings
                            Morgan, Lewis & Bockius
                             2000 One Logan Square
                         Philadelphia, PA  19103-6993
                                (215) 963-5276

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
    TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED                  PROPOSED MAXIMUM       AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED         MAXIMUM OFFERING   AGGREGATE OFFERING PRICE   REGISTRATION FEE
                                                   PRICE PER UNIT (1)
--------------------------------------------------------------------------------------------------------------------
  Common shares without
  par value (stated value            78,130             $42.25                $3,300,992.50            $1,138.27
  $1.00 per share)
====================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices at which common shares of the Company were reported on the New York Stock Exchange on March 21, 1995.

                         ____________________________
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS

                             78,130 Common Shares
                without par value (stated value $1.00 per share)


                           RHONE-POULENC RORER INC.



                           _________________________


                    Up to 78,130 common shares (the "Shares"), without par value (stated value $1.00 per share) of Rhone-Poulenc Rorer Inc. (the "Company") are being offered on behalf of a selling shareholder named herein (the "Selling Shareholder"). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs of the offering.

                    The Company has been advised that the Selling Shareholder expects to offer the Shares for sale on the New York Stock Exchange (the "NYSE") through brokers and dealers to be selected by it and at prices and on terms then prevailing or in privately negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation.

                    The Company's common shares are listed and traded on the NYSE under the symbol "RPR," and are traded, unlisted, on the Philadelphia, Boston, Pacific and Midwest Stock Exchanges. On March 21, 1995, the last reported closing price of the Company's common shares on the NYSE was $42.25 per share.


                               _________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

                        The date of this Prospectus is

                 No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering contained herein, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                             AVAILABLE INFORMATION

                 This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by references to the copy of the applicable document filed with the Commission.

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

                 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 which contains or incorporates by reference certified financial statements and financial statement schedules for the Company's latest fiscal year, as amended.

                 (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1994.

                 (c) The description of the Company's common shares which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

                 All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                 The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered upon written or oral request to Rhone-Poulenc Rorer, 500 Arcola Road, Collegeville, Pennsylvania 19426-0107, telephone number (610) 454-8000, Attn:
Investor Relations.

                 Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

                 Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), has its principal executive offices at 500 Arcola Road, Collegeville, Pennsylvania 19426-0107, and its telephone number is (610) 454-8000.



                              SELLING SHAREHOLDER

                 All of the Shares being offered hereby are owned by Davenport Plasma Center Inc., an Iowa corporation (the "Selling Shareholder"), which is located at 202 General Gardner Avenue, Lafayette, Louisiana 70501. As of the date of this Prospectus, the Selling Shareholder beneficially owned 78,130 common shares of the Company, which constitutes less than 1% of the outstanding common shares of the Company. After the sale of all of the Shares offered hereby, the Selling Shareholder will not own any common shares of the Company. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholder may offer the Shares for resale from time to time. See "Plan of Distribution."

                 The Shares being offered by the Selling Shareholder were acquired from the Company in a private transaction on September 7, 1994 in connection with the purchase by the Company of certain assets of the Selling Shareholder.

                 The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the NYSE or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholder.



                             PLAN OF DISTRIBUTION

                 The Shares offered hereby by the Selling Shareholder may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NYSE or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Shareholder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

                 Upon the Company being notified by the Selling Shareholder that a material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

                    The Company is bearing all costs relating to the registration of the Shares (other than fees and expenses, if any, of counsel or other advisers to the Selling Shareholder). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholder selling such Shares.

                    The Company and the Selling Shareholder have entered into an agreement whereby the Selling Shareholder has advised the Company that during such times the Selling Shareholder may be deemed to be engaged in a distribution of the common shares, and therefore an "underwriter" under the Securities Act, such Selling Shareholder will comply with the applicable rules under the Exchange Act.


                                 LEGAL OPINION

                    The validity of the common shares offered hereby will be passed upon for the Company by Richard B. Young, Vice President and Secretary of the Company.



                                    EXPERTS

                    The audited consolidated financial statements and financial statement schedules of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 have been incorporated by reference herein in reliance on the report, which includes an explanatory paragraph regarding the change in accounting for income taxes in 1992, of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.



                               MATERIAL CHANGES

                    There have been no material changes affecting the Company and its affairs since the latest annual report to shareholders of the Company which have not been described in a report filed under the Exchange Act.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

                              ___________________



Item 14.  Other Expenses of Issuance and Distribution.*
------------------------------------------------------

Securities and Exchange Commission Registration Fee......................................   $       1,138.27
Printing expenses............................................................................       3,000.00 **
Accountants' fees............................................................................       5,000.00 **
Legal fees...................................................................................       5,000.00 **
Miscellaneous................................................................................         500.00
                                                                                                    --------


   Total.................................................................................   $      14,638.27



        ____________

        *         No portion of these expenses will be borne by the Selling
                  Shareholder.
        **        Estimated amount.




        Item 15.  Indemnification of Directors and Officers.
        ---------------------------------------------------

                    Sections 1741 et seq. of the Pennsylvania Business Corporation Law of 1988 (the "PBCL") provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable unless a court determines upon application that the person is fairly and reasonably entitled to indemnification despite the adjudication of liability. However, Section 1746 of the PBCL provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against themselves as such directors or officers if they are successful on the merits or otherwise in defense of such actions.

                    The shareholders of the Company have approved sections of the Company's By-laws to indemnify the directors and officers of the Company to the fullest extent permitted by law. The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities.

Item 16.  List of Exhibits.
--------------------------


Exhibit
  No.                               Exhibit
-------                             -------
   5.1      Opinion of Richard B. Young as to legality of securities to be issued.

  23.1      Consent of Coopers & Lybrand, L.L.P.

  23.2 Consent of Richard B. Young (included in the opinion filed as Exhibit 5.1).

  24.1      Powers of Attorney.

Item 17.  Undertakings.
----------------------

                    The undersigned registrant hereby undertakes:

                    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                    (2) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus, to provide such interim financial information;

                    (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (3)(a) and (3)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                    (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                    (6) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collegeville, Commonwealth of Pennsylvania on the 24th day of March, 1995.

                                 RHONE-POULENC RORER INC.


                                 By:   /s/ Robert E. Cawthorn
                                    -----------------------------------------
                                 Robert E. Cawthorn
                                 Chairman and Chief Executive Officer
                                 (Principal Executive Officer)

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                        TITLE                       DATE
--------------------------------------------------------------------------------



  /s/ Robert E. Cawthorn         Chairman, Chief Executive        March 24, 1995
---------------------------
    Robert E. Cawthorn           Officer and Director



   /s/ Patrick Langlois          Senior Vice President and Chief  March 24, 1995
---------------------------
     Patrick Langlois            Financial Officer (Chief
                                 Accounting Officer)

                                 Director
---------------------------
   Jean-Jacques Bertrand



             *                   Director                         March 24, 1995
---------------------------
      Jean-Marc Bruel


             *                   Director, President and Chief    March 24, 1995
---------------------------
      Michel de Rosen            Operating Officer



                                 Director
---------------------------
   Charles-Henri Filippi


             *                   Director                         March 24, 1995
---------------------------
       Claude Helene

                                 Director
---------------------------
     Michael H. Jordan



             *                   Director, Senior Vice            March 24, 1995
---------------------------
  Manfred E. Karobath, MD        President, Research and
                                 Development



                                 Director
---------------------------
        Igor Landau



             *                   Director                         March 24, 1995
---------------------------
       Peter J. Neff



                                 Director
---------------------------
      James S. Riepe


             *                   Director                         March 24, 1995
---------------------------
  Edward J. Stemmler, MD


             *                   Director                         March 24, 1995
---------------------------
   Jean-Pierre Tirouflet


* By his signature set forth below, Richard B. Young, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this report on behalf of the persons whose signatures are printed above, in the capacities set forth opposite their respective names.




/s/ Richard B. Young                Vice President & Secretary
----------------------------------
Richard B. Young                    (Attorney-in-fact)



Date:  March 24, 1995

                                 EXHIBIT INDEX


Exhibit
  No.                           Exhibit                               Page No.
-------                         -------                               --------
  5.1            Opinion of Richard B. Young as to
                 legality of securities to be issued.

  23.1           Consent of Coopers & Lybrand, L.L.P.

  23.2           Consent of Richard B. Young
                 (included in the opinion filed as Exhibit 5.1).

  24.1           Powers of Attorney.

                                     II-7